UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 22, 2004

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South
Seattle, Washington	98144

(Address of Principal Executive Offices)	(Zip Code)

(206) 832-4000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

     On June 22, 2004, Loudeye Corp. (“Loudeye”) commenced a tender offer to acquire 100% of the outstanding shares of On Demand Distribution Ltd (“OD2”), a privately held digital music provider based in Europe. Holders of more than 90% of OD2’s share capital have already accepted the offer. Loudeye expects to acquire the remaining shares on the same terms by October 2004 from shareholders of OD2 that subsequently accept the offer or pursuant to compulsory sweep-along provisions provided for under English law.

     In connection with the acquisition, Loudeye will initially issue up to 13,950,000 shares of its common stock to existing OD2 shareholders and option holders (which amount includes shares issuable upon exercise of OD2 options to be assumed by Loudeye and constitutes approximately 19.9% of Loudeye’s currently outstanding shares of common stock). Loudeye will also pay approximately $2.3 million in cash to retire certain liabilities. In addition, Loudeye is obligated to pay an additional £9.6 million (approximately $17.5 million based on exchange rates as of June 21, 2004) over the next 18 months to OD2’s shareholders, plus additional contingent consideration of up to £10.3 million (approximately $18.8 million based on exchange rates as of June 21, 2004) if OD2 achieves certain financial performance targets over the next 30 months. Under the terms of the offer, future cash consideration is payable in UK pounds and accordingly the corresponding U.S. dollar amounts set forth above may vary with fluctuations in the prevailing exchange rate. All future payments are payable in cash or, at Loudeye’s election and if approved by stockholders representing a majority of Loudeye’s outstanding shares (excluding shares issued in connection with the transaction to the extent such shares are required to be excluded by the rules of the Nasdaq Stock Market), in shares of Loudeye common stock, the number of which will be determined based on Loudeye’s volume weighted average share price for a specified period prior to issuance. OD2 shareholders may also elect to receive promissory notes in lieu of any cash payments that Loudeye may be required to make. Subject to approval by Loudeye’s stockholders of an increase in the number of shares of authorized common stock under its Certificate of Incorporation and of an increase in the number of shares that may be issued under its 2000 Stock Option Plan (and subject to any other approvals that may be required by the Nasdaq Stock Market), Loudeye has also agreed to reserve 2 million shares for option grants under its 2000 Stock Option Plan to employees of OD2 for future services.

     Certain of OD2’s principal shareholders have agreed that an aggregate of 15% of the total consideration payable in the transaction will be placed into an escrow account that will remain open for 18 months to satisfy claims Loudeye may have with respect to breaches of representations and warranties and certain other matters described in a Deed Poll of Warranty and Indemnity, a copy of which is filed as an exhibit hereto.

     The securities to be issued in connection with the acquisition have not been registered and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act provided by Regulation S and section 4(2) thereunder. Such securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. Loudeye has agreed to file a registration statement covering the resale of the initial shares issued by it by the later of (i) August 6, 2004, (ii) 15 calendar days following the date it acquires all remaining OD2 shares, or (iii) 10 business days following receipt of certain OD2 financial statements required to be filed by Loudeye on Form 8-K.

     The foregoing summary is a general description of the acquisition and is qualified in its entirety by reference to the Offer and the Deed Poll of Warranty and Indemnity, copies of which are attached as exhibits hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

          To be filed by amendment.

(b)	Pro Forma Financial Information.

          To be filed by amendment.

(c)	Exhibits.

2.1	Recommended Offer by Loudeye Corp. for On Demand Distribution Ltd. dated June 22, 2004 (including form of Registration Rights Agreement)

2.2	Deed Poll of Warranty and Indemnity dated June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2004	Loudeye Corp.

	By:	/s/ Lawrence J. Madden

Lawrence J. Madden
Executive Vice President and Chief
Financial Officer